Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the inclusion in this Registration Statement on Form S-1 of our report dated July 1, 2015, in the Registration Statement on Form S-1 and related prospectus of Aytu BioScience, Inc. and to the reference to us under the heading “Experts” in such Registration Statement and prospectus.

/s/ EKS&H LLLP

Denver, Colorado

July 1, 2015